EXHIBIT 10.34

Officer Compensation Summary

Base and Supplemental Salary and Bonuses. The following summary compensation table sets forth the total compensation payable to the current executive officers of DSL.net, Inc. (the “Company”) for the 2006 calendar year, on an annualized basis, as most recently approved by the Company’s Board of Directors.

Name and Principal Position	2006 Annualized Base Salary	2006 Potential Bonus	Other Annual Compensation

David F. Struwas, Director and Chief Executive Officer (1)	$300,000	(2)(4)	$83,334 (3)
Walter R. Keisch, Chief Financial Officer	$200,000	(4)	None.
Marc R. Esterman, S.V.P. - Corporate Affairs, General Counsel and Secretary	$175,000	(4)	None.

1.
Mr. Struwas’ compensation has been established pursuant to an employment agreement, dated as of November 3, 2005, between Mr. Struwas and the Company (the “Employment Agreement”), a copy of which has been filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 10.7 filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

2.
Under his Employment Agreement, Mr. Struwas is eligible to receive a one-time bonus for 2006, based upon achievement by the Company of certain cumulative, year-end operating results for the Company’s 2006 fiscal year, the details of which are to be established by the Company’s Board of Directors in its discretion, provided, that, Mr. Struwas has not been terminated for cause or resigned for other than good reason on or prior to December 31, 2006. The bonus targets are to be based upon achievement by the Company of certain operating results forecast in the Company’s authorized 2006 operating plan and forecast, as previously approved by the Board of Directors, subject to the Board of Directors’ determination that the Company’s cash position supports any such bonus payment.

3.
Represents the remaining portion of Mr. Struwas’ $100,000 sign-on bonus to which he is entitled under the Employment Agreement, during 2006. Such $100,000 bonus is payable in approximately equal monthly amounts over 12 months from his employment commencement date.

4.
No executive officer of the Company has any vested right to any guaranteed bonus payment; however, each executive officer is eligible to receive a potential performance bonus in the discretion of the Company’s Board of Directors, based on personal and Company performance. No formal bonus program has been established for management by the Company’s Board of Directors.

Except as described above, the Company is not a party to any written executory agreements with its executive officers addressing the amount of compensation due to the executive. The Company maintains that all executive officers, other than Mr. Struwas, are employees at will and that the Company has no obligation to pay base salary or bonuses, other than amounts owing for services rendered prior to termination of employment or as otherwise provided in the Employment Agreement.

Other Benefits. Executives also participate in benefit plans available to all employees, including an Internal Revenue Code Section 401(k) plan, under which the Company makes certain matching contributions subject to plan limitations, the Amended and Restated 2001 Stock Option and Incentive Plan, and the 1999 Employee Stock Purchase Plan. The Amended and Restated 2001 Stock Option and Incentive Plan, as currently in effect, is filed with the Commission as Exhibit 10.40 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company’s standard form of Non-Qualified Stock Option Agreement for officers of the Company is filed with the Commission as Exhibit 10.2 to the Company’s Quarterly Report on From 10-Q for the quarterly period ended March 31, 2005. The 1999 Employee Stock Purchase Plan, as currently in effect, is filed with the Commission as Exhibit 10.2 to the Company’s registration statement on Form S-1 (No. 333-80141). In addition, as an inducement to employment with the Company, Mr. Struwas was granted options under the Company’s Amended and Restated 2001 Stock Option and Incentive Plan, exercisable for the purchase of an aggregate of 12,850,000 shares of the Company’s common stock, pursuant to the terms of a Stock Option Agreement, dated as of April 15, 2005, in the amount of 8,000,000 option shares, and a Stock Option Agreement, dated as of January 4, 2006, in the amount of 4,850,000 option shares. The Company’s Board of Directors has not established a program for scheduled awards of equity-based compensation to management; rather, such awards are granted from time to time in the discretion of the Board of Directors and/or the Compensation Committee.

Change in Control Agreements. The Company has not entered into any change in control agreements with any executive officer. However, the occurrence of a change in control with respect to the Company can trigger certain benefits under the officers’ stock option agreements (accelerated vesting of remaining outstanding and unexercised stock options either upon the change in control event or upon a termination of employment following a change in control event, as the case may be).